                                                                    Exhibit 11.1

                            REUNION INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT PER DATA)

                                              For the years ended December 31,
                                             ---------------------------------
                                                1997        1996       1995
                                             ----------  ----------- ----------
     Income (loss) from continuing
     operations                                 (981)      (2,694)     (3,581)

     Income (loss) from discontinued
     operations                                  710          412     (10,389)
                                             -------      -------    --------
     Net income (loss)                       $  (271)     $(2,282)   $(13,970)
                                             =======      =======    ========
     Weighted average common shares
     outstanding                               3,855        3,855       3,855

     Net additional shares outstanding
     assuming all stock options exercised
     using the Treasury Stock Method (a)           -            -           -
                                              ------       ------      ------
     Average common shares and
     common share equivalents
     outstanding                               3,855        3,855       3,855
                                              ======       ======      ======
     Net income (loss) per common
     share and common share equivalent:

     Income (loss) from continuing
     operations                               $ (.25)      $ (.70)     $ (.93)

     Income (loss) from discontinued
     operations                                  .18          .11      $(2.72)
                                              ------       ------      ------
     Net income (loss)                        $ (.07)      $ (.59)     $(3.65)
                                              ======       ======      ======

Notes:

(a) The 1997, 1996 and 1995 computation of common share equivalents excludes anti-dilutive shares.